Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258868

PROSPECTUS SUPPLEMENT

Joby Aviation, Inc.
511,219,042 Shares of Common Stock
11,533,333 Warrants to Purchase Shares of Common Stock and
28,783,333 Shares of Common Stock Underlying Warrants

This prospectus supplement further supplements and updates the prospectus dated April 29, 2022, relating to the resale of up to (i) 511,219,042 shares of our common stock, (ii) 11,533,333 of our outstanding warrants to purchase shares of common stock and (iii) 28,783,333 shares of common stock upon the exercise of outstanding warrants by the selling securityholders named in the prospectus (including their pledgees, donees, transferees or other successors-in-interest) (the “Prospectus”).
This prospectus supplement incorporates into the Prospectus the information (other than information that is furnished and not deemed filed) contained in our attached:
•Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on June 14, 2022
Our common stock and warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “JOBY” and “JOBY WS,” respectively. On June 10, 2022, the closing sale price of our common stock as reported on the NYSE was $4.97 per share and the closing price of our warrants was $1.14 per warrant.
We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for our filings with the Securities and Exchange Commission.
Our business and investment in our common stock and warrants involve significant risks. These risks are described in the section titled “Risk Factors” in the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
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The date of this prospectus supplement is June 14, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________________________
FORM 8-K
________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 10, 2022
________________________________________________
Joby Aviation, Inc.
(Exact name of Registrant as Specified in Its Charter)
________________________________________________

Delaware			001-39524	98-1548118
(State or Other Jurisdiction of Incorporation)			(Commission File Number)	(IRS Employer Identification No.)

2155 DELAWARE AVENUE
SUITE #225
SANTA CRUZ	,	California		95060
(Address of Principal Executive Offices)				(Zip Code)
Registrant’s Telephone Number, Including Area Code: 831 426-3733
(Former Name or Former Address, if Changed Since Last Report)
___________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	JOBY	New York Stock Exchange
Warrants to purchase common stock	JOBY WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 10, 2022, Joby Aviation, Inc. (the “Company”) held an Annual Meeting of Stockholders (the “Annual Meeting”) at which stockholders holding and entitled to vote 470,465,170 shares of the Company’s Common Stock, or approximately 77.62% of the total outstanding shares of the Company’s Common Stock as of the record date for the Annual Meeting were present in person or by proxy. At the Annual Meeting, the stockholders voted on the following proposals, each of which is described in detail in the Company’s 2022 Proxy Statement. The final voting results are reported below.

Proposal 1: To elect two Class I directors to serve until the 2025 Annual Meeting of Stockholders.

Director	For	Withheld	Broker Non-Votes
James Kuffner	424,726,922	7,662,980	38,075,268
Dipender Saluja	424,592,737	7,797,165	38,075,268

Proposal 2: To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

For	Against	Abstain
469,651,097	267,249	546,824

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Joby Aviation, Inc.

Date:	June 14, 2022	By:	/s/ Matthew Field
		Name:	Matthew Field
		Title:	Chief Financial Officer